Exhibit 99.1

NEWS RELEASE

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CON-WAY ANNOUNCES FURTHER ENHANCEMENTS TO DRIVER PAY PACKAGE AT CON-WAY FREIGHT
Improvements to Compensation For LTL Drivers Marks Latest Action in Enterprise-Wide, Multi-Phase Wage Realignment Strategy
ANN ARBOR, Mich - September 30, 2014 - Con-way Inc. (NYSE:CNW) announced today enhancements to its compensation package for drivers at its less-than-truckload (LTL) carrier, Con-way Freight. These changes provide for increases in current pay rates while reducing the time it takes for drivers to reach top pay scale.
The enhancements, which will take effect on January 4, 2015, increase pay for Con-way Freight drivers system-wide while aligning all locations across the network to pay rates competitive for their geographic market. With respect to the change in progression to top scale, all locations will be aligned to a common schedule in which drivers will reach top scale at three years from date of hire.  On January 4, all eligible drivers will be adjusted to the applicable new pay rate commensurate with their service time.
Over the past several years, the company has been evaluating and implementing phased changes to its compensation program to reflect evolving market conditions and ensure competitive pay structures for drivers. With a final step in this multi-year realignment process completed, the company strengthens its ongoing efforts to attract and retain quality drivers, noted Douglas W. Stotlar, president and CEO of parent company Con-way Inc. This announcement follows the announcement last month of an enhanced driver pay package at sister company Con-way Truckload, which provides nationwide dry-van full-truckload services.
“Our LTL company, along with Con-way Truckload, is facing the most pronounced driver shortage we’ve ever seen,” Stotlar noted. “Con-way Freight provides premium service, and the skill and professionalism of our drivers enables us to keep the promises we make to our customers. This action benefits our people, our customers and our shareholders, and is supported by the improved profitability and efficiencies being delivered by Con-way Freight’s 21,000 employees.”

Greg Lehmkuhl, president of Con-way Freight, noted that today’s actions complete an extensive effort to transition the company from multiple complex legacy pay structures to a streamlined, market-competitive compensation program. “We are committed to being the employer of choice for professional drivers. Our simplified pay structure enables us to more effectively align driver pay with the market-based cost of labor, and provides increased flexibility to react to market conditions over time so we can ensure our drivers’ compensation remains competitive,” said Lehmkuhl.

About Con-way Inc. -- Con-way Inc. (NYSE:CNW) is a $5.5 billion freight transportation and logistics services company headquartered in Ann Arbor, Mich. Con-way delivers industry-leading services through its primary operating companies of Con-way Freight, Con-way Truckload and Menlo Logistics. These operating units provide high-performance, day-definite less-than-truckload (LTL), full truckload and multimodal freight transportation, as well as logistics, warehousing and supply chain management services. Con-way also operates a trailer refurbishing and manufacturing company which supplies trailing equipment to the company’s trucking fleets. Con-way Inc. and its subsidiaries operate from more than 500 locations across North America and in 20 countries. For more information about Con-way, visit www.con-way.com.

FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including: any projections of earnings, revenues, weight, yield, volumes, income or other financial or operating items, all statements of the plans, strategies, expectations or objectives of Con-way’s management for future operations or other future items, any statements concerning proposed new products or services, any statements regarding Con-way's estimated future contributions to pension plans, any statements regarding the payment of future dividends, any statements as to the adequacy of reserves, any statements regarding the outcome of any legal and other claims and proceedings that may be brought by or against Con-way, any statements regarding future economic conditions or performance, any statements regarding strategic acquisitions, any statements of estimates or belief, and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, increasing competition and pricing pressure, the creditworthiness of Con-way's customers and their ability to pay for services rendered, changes in fuel prices or fuel surcharges, the possibility that Con-way may, from time to time, be required to record impairment charges for goodwill, intangible assets and other long-lived assets, the possibility of defaults under Con-way's revolving credit agreement and other debt instruments (including without limitation defaults resulting from unusual charges), uncertainty in the credit markets, including the effect on Con-way’s ability to refinance indebtedness as and when it becomes due, labor matters, enforcement of and changes in governmental regulations or legislation which potentially could result in an adverse impact on the company, environmental and tax matters, and matters relating to Con-way's defined benefit pension plans, including the effect on the plans of changes in discount rates and in the value of plan assets. The factors included herein and in Item 1A of Con-way's 2013 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations. Any forward-looking statements speak as of September 29, 2014 and are subject to change. Con-way does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.